May 4, 2011
Media Contact:  Cynthia Messina, Las Vegas, NV (702) 876-7132
Shareholder Contact:  Ken Kenny, Las Vegas, NV (702) 876-7237
For Immediate Release

SOUTHWEST GAS CORPORATION
ANNOUNCES FIRST QUARTER 2011 EARNINGS

Las Vegas, Nev. – Southwest Gas Corporation (NYSE: SWX) announced consolidated earnings of $1.50 per basic share for the first quarter of 2011, a $0.07 increase from the $1.43 per basic share earned during the first quarter of 2010.  Consolidated net income was $68.5 million for the first quarter of 2011, compared to $64.6 million for the prior-year quarter.

According to Jeffrey W. Shaw, Chief Executive Officer, “First quarter 2011 operating results for our two business segments improved when compared to the first quarter of 2010.  Favorable weather played a role as did our focus on the core fundamentals of the business.  We continue to strive to improve overall financial metrics along with the level and stability of our financial results.  Our progress towards these goals was cited by Standard & Poor’s in April 2011 when they upgraded our credit ratings to BBB+ from BBB, a notable accomplishment.”  Shaw concluded by stating, “Obtaining a final decision in the ongoing Arizona rate case is another important step in the process.  This proceeding remains on schedule and we look forward to seeing it through to conclusion.”

For the twelve months ended March 31, 2011, consolidated net income was $107.8 million, or $2.37 per basic share, compared to $102.1 million, or $2.27 per basic

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share, during the twelve-month period ended March 31, 2010.  The improvement between periods reflected a $6.4 million increased contribution from the construction services subsidiary.
Natural Gas Operations Segment Results
First Quarter
Operating margin, defined as operating revenues less the cost of gas sold, increased $8 million in the first quarter of 2011 compared to the first quarter of 2010.  Differences in heating demand, caused primarily by weather variations, provided $6 million of the operating margin increase. While overall temperatures in both quarters were relatively normal, some unusually cold weather occurred in Arizona in early February 2011, resulting in the incremental operating margin.  Rate relief in California provided $1 million of the operating margin increase.  New customers contributed an incremental $1 million in operating margin as 14,000 net new customers were added during the last twelve months.

Operating expenses for the quarter increased $5.5 million, or 4%, compared to the first quarter of 2010 primarily due to increases in employee-related costs and approximately $1 million of costs associated with restoring service to 19,000 Arizona customers in early February 2011, following an outage due to extreme weather conditions.  Depreciation expense increased due to additional plant in service.

Net financing costs decreased $2.1 million between the comparative quarters primarily due to the redemption of $100 million of subordinated debentures in March 2010.

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Twelve Months to Date
Operating margin increased $12 million between periods.  Rate relief provided $9 million of the operating margin increase, consisting of $6 million in Nevada and $3 million in California.  Differences in heating demand caused primarily by weather variations between periods accounted for $1 million in incremental operating margin.  Customer growth contributed $2 million in operating margin.

Operating expenses increased $14.6 million, or 3%, between periods principally due to higher general costs and employee-related benefit costs, and an increase in depreciation expense resulting from additional plant in service.  The increases were partially offset by cost containment efforts (including lower staffing levels) and a decline in uncollectible expense.

Other income, which principally includes changes in the cash surrender values of company-owned life insurance (“COLI”) policies and non-utility expenses, declined $3.5 million between periods.  The current period includes $10.5 million of COLI cash surrender value increases compared to $11.6 million of cash surrender value increases in the prior-year period.  COLI income in both periods was very high due to strong equity market returns on investments underlying the policies.  Net financing costs decreased $6.7 million between periods primarily due to the redemption of $100 million of subordinated debentures in March 2010.

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Southwest Gas Corporation provides natural gas service to 1,844,000 customers in Arizona, Nevada, and California.

This press release may contain statements which constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (Reform Act).  All such forward-looking statements are intended to be subject to the safe harbor protection provided by the Reform Act.  A number of important factors affecting the business and financial results of the Company could cause actual results to differ materially from those stated in the forward-looking statements.  These factors include, but are not limited to, the impact of weather variations on customer usage, customer growth rates, conditions in the housing market, the effects of regulation/deregulation, the timing and amount of rate relief, changes in rate design, and the impacts of stock market volatility.

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SOUTHWEST GAS CONSOLIDATED EARNINGS DIGEST
(In thousands, except per share amounts)

QUARTER ENDED MARCH 31,	2011	2010

Consolidated Operating Revenues	$628,440	$668,751

Net Income	$68,549	$64,648

Average Number of Common Shares Outstanding	45,763	45,221

Basic Earnings Per Share	$1.50	$1.43

Diluted Earnings Per Share	$1.48	$1.42

TWELVE MONTHS ENDED MARCH 31,	2011	2010

Consolidated Operating Revenues	$1,790,060	$1,872,713

Net Income	$107,778	$102,149

Average Number of Common Shares Outstanding	45,538	44,948

Basic Earnings Per Share	$2.37	$2.27

Diluted Earnings Per Share	$2.34	$2.26

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SOUTHWEST GAS CORPORATION
SUMMARY UNAUDITED OPERATING RESULTS
(In thousands, except per share amounts)

	THREE MONTHS ENDED		TWELVE MONTHS ENDED
	MARCH 31,		MARCH 31,
	2011	2010	2011	2010

Results of Consolidated Operations
Contribution to net income - gas operations	$68,015	$65,317	$94,080	$94,885
Contribution to net income - construction services	534	(669)	13,698	7,264
Net income	$68,549	$64,648	$107,778	$102,149

Basic earnings per share	$1.50	$1.43	$2.37	$2.27
Diluted earnings per share	$1.48	$1.42	$2.34	$2.26

Average outstanding common shares	45,763	45,221	45,538	44,948
Average shares outstanding (assuming dilution)	46,178	45,595	45,966	45,287

Results of Natural Gas Operations
Gas operating revenues	$553,853	$614,509	$1,451,251	$1,594,246
Net cost of gas sold	283,806	352,255	667,726	823,075
Operating margin	270,047	262,254	783,525	771,171
Operations and maintenance expense	90,950	86,705	359,188	350,985
Depreciation and amortization	43,881	42,696	171,641	167,207
Taxes other than income taxes	9,869	9,766	38,972	36,973
Operating income	125,347	123,087	213,724	216,006
Other income (deductions)	(236)	(531)	4,311	7,845
Net interest deductions	17,828	18,024	74,917	73,933
Net interest deductions on subordinated debentures	-	1,912	-	7,710
Income before income taxes	107,283	102,620	143,118	142,208
Income tax expense	39,268	37,303	49,038	47,323
Contribution to net income - gas operations	$68,015	$65,317	$94,080	$94,885

SOUTHWEST GAS CORPORATION
SELECTED STATISTICAL DATA
MARCH 31, 2011

FINANCIAL STATISTICS
Market value to book value per share at quarter end	145%
Twelve months to date return on equity -- total company	9.3%
-- gas segment	8.5%
Common stock dividend yield at quarter end	2.7%

GAS OPERATIONS SEGMENT
			Authorized
	Authorized	Authorized	Return on
	Rate Base	Rate of	Common
Rate Jurisdiction	(In thousands)	Return	Equity
Arizona	$1,066,108	8.86%	10.00%
Southern Nevada	819,717	7.40	10.15
Northern Nevada	116,584	8.29	10.15
Southern California	143,851	7.87	10.50
Northern California	52,285	8.99	10.50
South Lake Tahoe	11,815	8.99	10.50
Paiute Pipeline Company (1)	84,717	9.47	12.00

(1) Estimated amounts based on rate case settlement.

SYSTEM THROUGHPUT BY CUSTOMER CLASS
	THREE MONTHS ENDED		TWELVE MONTHS ENDED
	MARCH 31,		MARCH 31,
(In dekatherms)	2011	2010	2011	2010
Residential	34,733,307	34,501,432	70,701,175	69,503,179
Small commercial	11,612,294	11,599,524	30,106,771	29,863,922
Large commercial	3,748,373	3,394,893	11,536,775	11,320,605
Industrial / Other	1,706,020	1,705,063	5,893,170	6,662,608
Transportation	25,420,732	25,741,783	99,538,898	103,209,444
Total system throughput	77,220,726	76,942,695	217,776,789	220,559,758

HEATING DEGREE DAY COMPARISON
Actual	1,124	1,128	1,992	1,931
Ten-year average	1,096	1,103	1,868	1,892

Heating degree days for prior periods have been recalculated using the current period customer mix.